Exhibit 99.17

January 10, 2019
Positive Physicians Holdings, Inc.
100 Berwyn Park, Suite 220
850 Cassatt Road
Berwyn, PA 19312
Gentlemen:
I hereby consent to being named as a person who will serve as a director of Positive Physicians Holdings, Inc. (the “Company”) in the Registration Statement on Form S-1 of the Company upon completion of the Company’s offering of its common stock as described in such registration statement.

Sincerely,

/s/ Craig A. Huff

Craig A. Huff